Exhibit 1

ARTICLES OF ASSOCIATION
OF
LASALLE BANK NATIONAL ASSOCIATION

as Amended and Restated, effective June 30, 2004

FIRST. The title of this association shall be LaSalle Bank National Association.

SECOND. The main office of the association shall be in Chicago, County of Cook, State of Illinois. The general business of the association shall be conducted at its main office and its branches.

THIRD. The board of directors of this association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the voting shareholders at any annual or special meeting thereof. Each director, during the full term of his or her directorship, shall own a minimum of $1,000 aggregate par value of stock of this association or a minimum par, market value or equity interest of $1,000 of stock in the bank holding company controlling this association.

Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders; provided, however, that the board of directors may not increase the number of directors to a number which: (1) exceeds by more than two the number of directors last elected by voting shareholders where the number was 15 or less; and (2) exceeds by more than four the number of directors last elected by voting shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25.

FOURTH. There shall be an annual meeting of the voting shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefor in the bylaws, or if that day falls on a legal holiday in the state in which the association is located, on the next following banking day. If no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the board of directors.

Nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the bank entitled to vote for election of directors.

FIFTH. The authorized amount of capital stock of this association shall be (i) eight million (8,000,000) shares of common stock, par value $10 per share (“Common Stock”), and (ii) five hundred thousand (500,000) shares of Class C preferred stock, par value $1,000 per share (“Class C Preferred Stock”). Said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

No holders of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock, whether now or hereinafter authorized, or to any obligations convertible into stock of the association, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such prices as the Board of Directors may from time to time fix.

The association, at any time and from time to time, may authorize and issue debt obligations whether or not subordinated, without the approval of the shareholders.

I.  The designations, powers, preferences and rights of the Class C Preferred Stock are as follows:

(a) Designation; Par Value; Number of Shares.

(i) The designation of such series of Preferred Stock shall be “Class C Preferred Stock (hereinafter referred to as the “Class C Preferred Stock”) and the number of authorized shares constituting the Class C Preferred Stock is Five Hundred Thousand (500,000). No fractional shares of Class C Preferred Stock shall be issued. The Class C Preferred Stock shall be deemed a separate class of Preferred Stock apart from any other series of Preferred Stock.

(ii) The Class C Preferred Stock shall have a par value of One Thousand Dollars ($1,000.00) per share.

(iii) Any shares of Class C Preferred Stock which at any time have been redeemed by the Bank shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of Preferred Stock by the Board of Directors.

(b) Dividends.

(i)

1. Holders of shares of Class C Preferred Stock shall be entitled to receive noncumulative cash dividends, payable quarterly in arrears, when, as and if declared by the Board of Directors, or a duly authorized committee thereof, out of funds legally available therefor, from the date of original issuance of such shares to and including December 15, 2001 and for each dividend period commencing on December 15, 2001 and on each March 15, June 15, September 15 and December 15 thereafter and ending on and including the day next preceding the first day of the next dividend period (being hereinafter referred to as a “Dividend Period”) at a variable rate equal to 65% of Three-Month LIBOR plus 25 basis points (.25%) reset quarterly in perpetuity.

“Three-Month LIBOR” for any Dividend Period means the rate for deposits in U.S. dollars having a term of three months, commencing on the first day of such Dividend Period (a “Reset Date”), which appears on Page 3750 on Bridge Telerate Inc. or any successor page (the “Telerate LIBOR Page”) at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date. If such rate does not appear on the Telerate LIBOR Page, the rate for such Reset Date will mean the rate at which deposits in U.S. dollars are offered by four major banks in the London interbank market (the “Reference Banks”) at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date to prime banks in the London interbank market for a period of three months commencing from such Reset Date and in a representative amount. The Bank and its agents will request the principal London office of each of the Reference Banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for such Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Bank or its agents, at approximately 11:00 a.m., New York City time, on such Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on such Reset Date and in a representative amount.

2. Dividends as provided for in this Section (b) shall accrue from the date of original issuance and shall be payable when, as and if declared by the Board of Directors, or a duly authorized committee thereof, out of funds legally available therefor, quarterly in arrears on each March 15, June 15, September 15 and December 15 in each year, commencing December 15, 2001 (each, a “Dividend Payment Date”), to the holders of record on such respective dates. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend that is not paid when it accrues.

(ii) Dividends on shares of Class C Preferred Stock shall be noncumulative so that if a dividend on the shares of Class C Preferred Stock with respect to any Dividend Period is not declared by the Board of Directors, or any duly authorized committee thereof, then the Bank shall have no obligation at any time to pay a dividend on the shares of Class C Preferred Stock in respect of such Dividend Period. Holders of the shares of Class C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the noncumulative dividends declared by the Board of Directors, or a duly authorized committee thereof, as set forth herein. Notwithstanding anything contained herein to the contrary, if a dividend on any shares of Class C Preferred Stock is not declared by the Board of Directors, or any duly authorized committee thereof, no adjustments thereon shall be payable for such Dividend Period.

(iii) No full dividends shall be declared or paid or set apart for payment on any share of any series of Preferred Stock or any share of any other class of stock, or series thereof, in any such case ranking on a parity with or junior to the Class C Preferred Stock as to dividends, unless full dividends for the then current Dividend Period on the Class C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon the Class C Preferred Stock and any other series of Preferred Stock or any other class of stock, or series thereof, in any such case ranking on a parity with the Class C Preferred Stock as to dividends, in any such case all dividends declared upon the Class C Preferred Stock and such other series or class of stock shall be declared pro rata so that the amount of dividends declared per share on the Class C Preferred Stock and such other series or class of stock shall in all cases bear the same ratio that accrued dividends per share (which in the case of the Class C Preferred Stock shall not include any accumulation in respect of undeclared or unpaid dividends for prior Dividend Periods unless previously declared and without interest) on the Class C Preferred Stock and on such other series or class of stock bear to each other.

(iv) So long as any shares of Class C Preferred Stock shall be outstanding, unless full dividends on all outstanding shares of Class C Preferred Stock shall have been declared and paid or set apart for payment for the immediately preceding Dividend Period and except as provided in Section (b)(iii), (i) no dividend (other than a dividend in Common Stock or in any other stock of the Bank ranking junior to the Class C Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up) shall be declared and paid or set aside for payment, or other distribution declared or made, on the Common Stock or on any other stock ranking junior to or on a parity with Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, and (ii) no shares of Common Stock or shares of any other stock of the Bank ranking junior to or on a parity with Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration by the Bank or any subsidiary of the Bank (nor shall any moneys be paid to or made available for a sinking or other fund for the redemption, purchase or other acquisition of any shares of any such stock), other than by conversion into or exchange for Common Stock or any other stock of the Bank ranking junior to Class C Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up.

(c) Redemption.

(i) Issued and outstanding shares of Class C Preferred Stock are not redeemable prior to December 15, 2006. On and after such date, the shares of the Class C Preferred Stock will be redeemable at the option of the Bank, in whole or in part, at any time or from time to time on not more than 60 days’ notice at $1,000 per share plus an amount equal to accrued and unpaid dividends for the then-current Dividend Period, if declared (without accumulation of any unpaid dividends for prior Dividend Periods unless previously declared and without interest) to the date fixed for redemption; provided, however, that in the case of a redemption in part, no holder’s shares shall be redeemed if after giving effect to such redemption such holder would hold fewer than 250 shares of Class C Preferred Stock. Redemptions of the Class C Preferred Stock shall be in aggregate increments of $250,000.

(ii)

1. In the event the Bank shall redeem shares of Class C Preferred Stock, notice of such redemption shall be given by first-class mail, postage prepaid, mailed not more than 60 days prior to the date fixed for redemption, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the books of the Bank. Each such notice shall state: (A) the date fixed for redemption; (B) the number of shares of Class C Preferred Stock to be redeemed and, if less than all of the shares of Class C Preferred Stock held by such holder are to be redeemed, the number of such shares (and the certificate numbers of such shares) to be redeemed from such holder; (C) the redemption price (specifying the amount of accrued and unpaid dividends to be included therein) and the manner in which such redemption price is to be paid and delivered; (D) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (E) that dividends on the shares to be redeemed will cease to accrue as of the date fixed for redemption; and (F) the provision hereunder pursuant to which such redemption is being made. No defect in the notice of redemption or in the mailing thereof shall affect the validity of the redemption proceedings, and the failure to give notice to any holder of shares of Class C Preferred Stock to be so redeemed shall not affect the validity of the notice given to the other holders of shares of Class C Preferred Stock to be so redeemed.

2. Notice having been so mailed as aforesaid, from and after the date fixed for redemption (unless default shall be made by the Bank in providing funds for the payment of the redemption price), dividends shall cease to accumulate on the shares of Class C Preferred Stock (except the right to receive from the Bank the redemption price against delivery of such shares, but without interest), and such shares shall no longer be deemed to be outstanding. The Bank’s obligation to provide funds in accordance with the preceding sentence shall be deemed fulfilled if, on or before 12:00 noon, Chicago time, on the date fixed for redemption, the Bank shall either set aside adequate funds to effect such redemption or deposit such funds with any bank or trust company organized and in good standing under the laws of the United States and the State of Delaware that was named in the notice of redemption, with instructions that such funds be distributed to the respective holders of shares of the Class C Preferred Stock to be redeemed on endorsement and surrender of their certificates.

3. If such notice of redemption shall have been duly mailed and if on or before the redemption date specified therein the funds necessary for such redemption shall have been set aside or deposited by the Bank for the pro rata benefit of the holders of the shares of Class C Preferred Stock called for redemption, then, notwithstanding that any certificate for shares of Class C Preferred Stock so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares of Class C Preferred Stock so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares of Class C Preferred Stock shall forthwith cease and terminate, except for the right of the holders thereof to receive the redemption price from the Bank at any time after the time the funds were deposited or set aside by the Bank, without any interest thereon.

4. Any interest accrued on funds set aside or deposited by the Bank in connection with any redemption of shares of Class C Preferred Stock shall be paid to the Bank from time to time and the holders of any such shares to be redeemed with such money shall have no claim to any such interest. Any funds set aside or deposited by the Bank and unclaimed at the end of two years from any redemption date shall be repaid or released to the Bank, after which the holder or holders of shares of Class C Preferred Stock so called for redemption shall look only to the Bank for payment of the redemption price, without any interest thereon.

(iii) Upon surrender in accordance with such notice of the certificate for any shares to be redeemed (properly endorsed or assigned for transfer), such shares shall be redeemed by the Bank at the applicable redemption price. If less than all the outstanding shares of Class C Preferred Stock are to be redeemed, such shares shall be redeemed on a pro rata basis (with adjustments to eliminate fractions).

(iv) In no event shall the Bank redeem less than all the outstanding shares of Class C Preferred Stock unless dividends for the then-current Dividend Period (without accumulation of any accrued and unpaid dividends for prior Dividend Periods unless previously declared and without interest) to the date fixed for redemption shall have been declared and paid or set apart for payment on all outstanding shares of Class C Preferred Stock; provided, however, that the foregoing shall not prevent, if otherwise permitted, the purchase or acquisition by the Bank of shares of Class C Preferred Stock pursuant to a tender or exchange offer made on the same terms to holders of all the outstanding shares of Class C Preferred Stock and mailed to the holders of record of all such outstanding shares at such holders’ addresses as the same appear on the books of the Bank; and provided further that if some, but less than all, of the shares of Class C Preferred Stock are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Bank, the shares of Class C Preferred Stock so tendered shall be purchased or otherwise acquired by the Bank on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares duly tendered by each holder so tendering shares of Class C Preferred Stock for such purchase or exchange.

(v) Notwithstanding anything contained herein to the contrary, any optional redemption of shares of Class C Preferred Stock will be subject to the approval of the Office of the Comptroller of the Currency unless at such time its approval is not required.

(d) Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of shares of Class C Preferred Stock shall be entitled to receive out of the assets of the Bank available for distribution to stockholders, before any distribution of assets shall be made to the holders of shares of Common Stock or of any other class or series of stock ranking junior to the Class C Preferred Stock as to such a distribution, an amount equal to $1,000.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) for the then-current Dividend Period (without accumulation of any accrued and unpaid dividends for prior Dividend Periods, unless previously declared and without interest) to the date fixed for payment of such distribution.

(ii) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the amounts payable with respect to shares of Class C Preferred Stock and shares of any other class or series of stock of the Bank ranking on a parity with the Class C Preferred Stock as to any such distribution are not paid in full, the holders of shares of Class C Preferred Stock and the holders of shares of such other class or series of stock shall share ratably in any such distribution of assets of the Bank in proportion to the respective full preferential amounts to which they are entitled.

(iii) After payment to the holders of shares of Class C Preferred Stock of the full preferential amounts provided for in this Section (d), the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Bank.

(iv) The consolidation or merger of the Bank with or into any other corporation or corporations, or the sale, lease or conveyance of all or substantially all the assets of the Bank, whether for cash, shares of stock, securities or properties, shall not be regarded as a liquidation, dissolution or winding up of the Bank within the meaning of this Section (d).

(e) Conversion and Exchange. The holders of shares of Class C Preferred Stock shall not have any rights to convert such shares into or to exchange such shares for shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the Bank.

(f) Voting Rights.

(i) Holders of shares of Class C Preferred Stock shall have no voting rights, either general or special, except as expressly provided by applicable law or as specified in this Section (f).

(ii) So long as any shares of Class C Preferred Stock remain outstanding, without the consent of the holders of shares entitled to cast at least a majority of the votes entitled to be cast by the holders of the total number of shares of Class C Preferred Stock then outstanding, voting as a class, with the holders of shares of Class C Preferred Stock being entitled to cast one vote per share thereon (based on a liquidation preference of $1,000.00 per share), the Bank may not alter or change the provisions of the Articles of Association, as amended from time to time, or the By-laws of the Bank so as to adversely affect the voting power, preferences or special rights of the holders of shares of Class C Preferred Stock or such other series of Preferred Stock; provided, however, that if any such alteration or change would adversely affect the voting power, preferences or special rights of only the shares of Class C Preferred Stock, then such alteration or change may be effected only with the consent of at least two-thirds of the holders of shares of Class C Preferred Stock then outstanding; and, provided, further, that an increase in the authorized amount of Preferred Stock or the creation of any class or series of stock ranking on parity with or junior to the shares of Class C Preferred Stock as to dividends and/or distributions of assets upon liquidation, dissolution or winding up shall not be deemed to adversely affect the voting power, preferences or special rights of the holders of shares of Class C Preferred Stock. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such voting would otherwise be required occurs, all outstanding shares of Class C Preferred Stock shall have been (x) redeemed or called for redemption and sufficient funds shall have been set aside or deposited by the Bank to effect such redemption in accordance with Section (c)(ii)(2) or (c)(ii)(3) hereof, or (y) purchased or otherwise acquired and canceled.

(g) Priority as to Certain Distributions. As a series of Preferred Stock, the shares of Class C Preferred Stock shall be entitled to such rights and priorities, and subject to such limitations, as to dividends as are set forth in these resolutions and in the Articles of Association.

(h) Sinking Fund. No sinking fund shall be provided for the purchase or redemption of shares of the Class C Preferred Stock.

(i) Ranking. For purposes hereof, any class or series of stock of the Bank shall be deemed to rank:

(i) prior to the Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class C Preferred Stock;

(ii) on a parity with the Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, Dividend Payment Dates, redemption prices or liquidation preferences per share thereof are different from those of the Class C Preferred Stock, if the holders of such class or series of stock and of the Class C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend amounts or liquidation preferences, without preference or priority to the holders of Class C Preferred Stock; and

(iii) junior to the Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of the Class C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

(j) Exclusion of Other Rights. Unless otherwise required by law, shares of Class C Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

(k) Notices. All notices or communications relative to the Class C Preferred Stock, unless otherwise specified in the By-laws of the Bank, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

(l) Miscellaneous. The Board of Directors may interpret the provisions hereof to resolve any inconsistency or ambiguity which may arise or be revealed and if such inconsistency or ambiguity reflects an inaccurate provision hereof, the Board of Directors may, in appropriate circumstances, authorize the filing of a Certificate of Correction pursuant to applicable law.

(m) Change in Number of Shares. Unless otherwise provided in the Articles of Association and subject to applicable law, the Board of Directors may increase or decrease the number of shares of this Series of Preferred Stock subsequent to the issuance of shares of this series, but not below the number of shares of Class C Preferred Stock then outstanding.

(n) Unit Restrictions. The shares of Class C Preferred Stock shall be offered in units consisting of at least 250 shares (minimum $250,000 aggregate liquidation preference). In no event may fewer than all of a holder’s shares be transferred unless thereafter such holder retains, and each transferee holds, at least 250 shares of Class C Preferred Stock.

(o) Captions. The captions and headings set forth in these designations, powers, preferences and rights of the Class C Preferred Stock are for convenience of reference only and are not a part of, nor shall they affect the interpretation or construction of, these Articles.

SIXTH. The board of directors shall appoint one of its members president of this association, who shall be chairperson of the board, unless the board appoints another director to be the chairperson. The board of directors shall have the power to appoint one or more vice presidents, a secretary who shall keep minutes of the directors and shareholders meeting and be responsible for authenticating the records of the association and such other officers and employees as may be required to transact the business of this association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors in accordance with the bylaws.

The board of directors shall have the power to define the duties of the officers and employees of the association; dismiss officers and employees; require bonds from officers and employees and to fix the penalty thereof; regulate the manner in which any increase of the capital of the association shall be made; manage and administer the business and affairs of the association; make all bylaws that it may be lawful for the board to make; and generally to perform all acts that are legal for a board of directors to perform.

SEVENTH. The board of directors shall have the power to change the location of the main office to any other place within the limits of Chicago, without the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of the association to any other location permitted under applicable law, without the approval of the shareholders.

EIGHTH. The corporate existence of this association shall continue until terminated according to the laws of the United States.

NINTH. The board of directors of this association, or any one or more shareholders owning, in the aggregate, not less than fifty percent of the voting stock of this association, may call a special meeting of voting shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the voting shareholders shall be given by first-class mail, postage prepaid, mailed at least 10 days prior to the date of the meeting to each voting shareholder of record at his/her address as shown upon the books of this association.

TENTH. To the full extent permitted by the General Corporation Law of the State of Delaware or by any other applicable laws presently or hereafter in effect and subject to the provisions of this article Tenth, the association may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the association) by reason of the fact that he or she is or was a director, officer, employee or agent of the association, or is or was serving at the request of the association as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Association, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided no director, officer, employee or agent of the association shall be indemnified against any expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency resulting in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to this association. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the association, and with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

To the full extent permitted by the General Corporation Law of the State of Delaware or by any other applicable laws presently or hereafter in effect and subject to the provisions of this article Tenth, the association shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the association to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the association, or is or was serving at the request of the association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the association and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of this duty to the association unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper, provided no director, officer, employee or agent of the association shall be indemnified against any expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency resulting in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to this association, and under circumstances in which he or she would be entitled to indemnification under this article Tenth, no director of the association shall be personally liable to the association or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the association.

Any indemnification under this article Tenth unless ordered by a court shall be made by the association only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this article Tenth. Such determination shall be made: (a) by the board of directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion; or (c) by the voting shareholders.

Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit or proceeding, shall be paid by the association in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in the third subparagraph of this article Tenth herein upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the association as authorized in this article Tenth.

The indemnification provided by this article Tenth shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The association shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the association, or is or was serving at the request of the association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the association would have the power to indemnify him against such liability under the provisions of this article Tenth, provided, the power of the association to purchase and maintain insurance as herein provided shall not include insurance with respect to expenses, penalties or other payments of a director, officer, employee or agent of the association incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency resulting in a final order assessing civil money penalties or requiring affirmative action by such individual or individuals in the form of payments to this association.

For purposes of this article, references to "the association" shall include, in addition to the surviving association or corporation, any merging or consolidating association or corporation (including any association or corporation having merged or consolidated with a merging or consolidating association or corporation) absorbed in a merger or consolidation which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, employees and agents, so that any person who was a director, officer, employee or agent of such merging or consolidating association or corporation, or was serving at the request of such merging or consolidating association or corporation as a director, officer, employee or agent of another association, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this article with respect to the surviving association or corporation as such person would have with respect to such merging association or corporation if its separate existence had continued.

For purposes of this article, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes, assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the association" shall include any service as a director, officer, employee or agent of the association which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

The invalidity or unenforceability of any provision of this article Tenth shall not affect the validity or enforceability of the remaining provisions of this article Tenth.

ELEVENTH. These articles of association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the voting stock of this association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

LaSalle Bank
ABN AMRO

LASALLE BANK NATIONAL ASSOCIATION

SECRETARY’S CERTIFICATE

I, Carol L. Tenyak, do certify that I am the Secretary of LaSalle Bank National Association (the “Bank”) and that the attached
Amended and Restated Articles of Association of LaSalle Bank National Association (the “Articles”) were duly approved by the Board of Directors of the Bank at a meeting of said Board of Directors held on March 20, 2003, and by unanimous written consent of the Stockholders of the Bank dated March 20, 2003.

I further certify that said Articles of Association became effective on June 30, 2004 and remain in effect as of the date of this certification.

IN WITNESS WHEREOF, I have hereunto set my hand and the corporate seal of the Bank this 29th day of October, 2005.

/s/ Carol L. Tenyak
Carol L. Tenyak, Deputy General Counsel,
Group Senior Vice President and Secretary